Chase Investment Counsel Corporation

CODE OF ETHICS

An investment adviser is a fiduciary, and as such, owes undivided loyalty to its clients. Client interests take priority over all non-client members of Chase Investment Counsel Corporation. To avoid conflicts of interest with client interests this Code of Ethics is adopted.

The Securities and Exchange Commission (the “SEC”) adopted Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act’) to require investment companies to adopt a written Code of Ethics designed to deal with the potential “conflicts of interests” that might arise with regard to transactions by affiliated persons of an investment company.  Rule 204A-1 of the Investment Advisers Act requires Investment Advisers to adopt and enforce codes of ethics applicable to their Supervised Persons.  Thus, as both a registered investment adviser and as an adviser to investment companies, Chase Investment Counsel Corporation (the “Adviser” or “CICC”) is required to adopt a Code of Ethics.  The code sets forth standards of conduct expected of Supervised Persons and reflective of CICC’s fiduciary duties.  The Chief Compliance Officer is Jennifer King and questions about the meaning or application of this Code should be directed to her.

I.	General Fiduciary Principles

Federal law prohibits Chase Investment Counsel Corporation and each of its employees from purchasing or selling any publicly-traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., insider trading).  In addition, the Adviser and each of its Supervised Persons has a fiduciary obligation to the Adviser’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such Supervised Persons by the Adviser’s clients.  Supervised Persons are required to comply with applicable federal securities laws.  Finally, because the Adviser and each of its Supervised Persons is a fiduciary to the Adviser’s clients, the Adviser and such Supervised Persons must also maintain the highest ethical standards and refrain from engaging in activities that may create conflicts of interest between the interests of the Adviser or such Supervised Persons and the interest of the Adviser’s clients.  Supervised Persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Adviser has adopted policies and procedures set forth in this Code of Ethics.  The policies and procedures are intended to articulate the Adviser’s policies, educate the employees about the issues and Adviser’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Adviser satisfies its obligations in this area.  By doing so, the Adviser intends that the highest ethical standards are maintained and that the reputation of the Adviser is sustained.

Employees should refer to the following policies and procedures in the Compliance Manual not included in this Code of Ethics: Privacy Policy, Brokerage and Trading, Soft Dollars, and Advertising.  In addition to the notification requirements listed elsewhere in this document, the CCO must be informed immediately of any suspected violation of this Code of Ethics or other Compliance Manual policy or of any suspected fraudulent activity.

II.	Insider Trading

A.	Policy Statement Regarding Insider Trading

The Adviser requires that each of its Supervised Persons will obey the law and not trade on the basis of material, nonpublic information.  In addition, the Adviser discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information.  The Adviser also prohibits each of its employees from serving as an officer or director of any company having Publicly-Traded Securities.

It is unlawful to engage in “insider trading”.  This means, in general, that no “insider” may (i) purchase or sell a security or fund shares on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.

B.           Insider Trading Defined

1.
An “insider” includes officers, trustees, partners, employees and majority shareholders of a company or other entity.  It can also include a person (“temporary insider”) who enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes (i.e. attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations).

Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

2.
Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have substantial effect on the price of a company’s securities.  Material information includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

3.
Information is nonpublic unless it has been communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.

C.	Procedures to Prevent Insider Trading

If any employee receives any information which constitutes such material, nonpublic information, each employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a personal account, a fund or a client account, (ii) should not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer.  Under no circumstances should such information be shared with any persons not employed by the Adviser, including family members and friends.  Each employee contacting an issuer or analyst should identify himself as associated with the Adviser and identify the Adviser as an investment management firm.

D.           Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:  civil injunctions; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code of Ethics can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

III.	Other Confidential Information

A.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the employee’s duties with the Adviser.  Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.

B.	Confidential Information Defined

Confidential or sensitive information includes, among other things:

1.	The name of the client (or former client). The Adviser is obligated by law not to divulge or use its clients’ names without their consent.

2.	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

3.	The names of the securities on the Adviser’s buy, sell and source of funds lists.

4.
Any information privately given to an employee, that if publicly known, would (i) affect the price of any securities in the portfolio of any client or Fund of the Adviser or (ii) embarrass or harm the client or the Adviser.

Given the breadth of the above, information that an employee obtains through the Adviser should be considered confidential unless that information is specifically available to the public.

C.	Procedures Regarding Use and Treatment of Confidential Information

The Adviser encourages its employees to be aware of, and sensitive to their treatment of confidential information.  The Adviser prohibits its employees from discussing such information unless necessary as part of their duties and responsibilities to the Adviser.  Furthermore, the Adviser requires that each employee take precautions to avoid storing confidential information in plain view in public areas of the Adviser’s facilities.  Please refer to the Privacy Policy for more details.  Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Adviser.

IV.	Conflicts of Interest Involving Trading Securities for Personal Accounts

A.	Policy Statement Regarding Trading For Personal Accounts

The Adviser recognizes that the personal investment transactions of its employees demand the application of a Code of Ethics.  Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its employees, on the one hand, and the Client, on the other hand.  Therefore, the Adviser has adopted the procedures set forth below.

B.	Prohibited Purchase, Sales and other Actions

The following procedures apply to all Access Persons (as such term is defined at Section X):

1.	Access Person’s security transactions (including private placements) should not in any way adversely affect the interest of clients.

2.
Purchases of securities by Access Persons may not be made just before or during a period where active purchases are being executed, or, to his or her knowledge are being considered for purchase, by the Funds or Clients until the Funds’ and Clients’ commitments have been satisfactorily filled.  All security purchases by Access Persons must be pre-cleared per the pre-clearance requirement (IV, E, 2).

3.
Sales of securities by Access Persons may not be made just before or during a period where active sales are being executed, or, to his or her knowledge are being considered for sale, by the Funds or Clients until the Fund and Client holdings have been satisfactorily eliminated, unless mitigating circumstances arise, and then prior approval must be obtained from the Chief Compliance Officer.  All security sales by Access Persons must be pre-cleared per the pre-clearance requirement (IV, E, 2).

4.	Access Persons are prohibited from selling short a security which is held long in any Fund’s or Client’s account, except that short sales may be made “against the box” for tax purposes.

5.
Access Persons are prohibited from engaging in short-term trading of securities held in clients’ accounts and mutual funds advised by the Adviser.  In addition, Access Persons are prohibited from engaging in short-term trading in mutual funds advised by CICC.  For the purposes of this code, short-term trading is a purchase and sale within 60 days.  An exception to the short-term trading ban will apply if the security is purchased and sold by the Adviser’s clients and funds within 60 calendar days.

6.	Access Persons may not acquire any securities in an initial public offering (IPOs).

7.	Access Persons may acquire securities in private placements only with prior approval by the Chief Compliance Officer.

8.
Access Persons are prohibited from accepting gifts from any person or entity that does business with, or on behalf of, CICC or the Funds’ underwriter (including broker-dealers and clients) with a value of $100 or more in any one calendar year.  This limitation does not apply to seasonal gifts made generally available to all employees at the Adviser’s business office or to ordinary and usual business entertainment, as long as the entertainment is neither so frequent nor so extensive as to raise any question of propriety.

9.	No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of CICC.

10.
No Access Person may solicit for themselves or CICC gifts or anything of value.  The Adviser prohibits a Supervised Person using his or her position with the firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the firm does business.

11.
As a guideline, acceptable entertainment might include a meal or an invitation to an event, such as a sporting or theatrical outing.  Inappropriate “gifts” would be the inclusion of distant travel and/or lodging.  The goal is to not make CICC vulnerable to the accusation that in return for certain gratuities or gifts, CICC or an employee may give a broker-dealer or client preferential treatment.

C.	Definition of Beneficial Ownership

This Code of Ethics applies to any security in which the Access Person has or acquires “a direct or indirect beneficial ownership.”  As a general matter “beneficial ownership” will be attributed to an Access Person in all instances where the person (i) possesses the ability to purchase or sell the security (or the ability to direct the disposition of the security); (ii) possesses the voting power (including the power to vote or to direct the voting) over such security; or (iii) receives any benefits substantially equivalent to those of ownership.   As used in this Code, a person would be regarded to be the beneficial owner of the following securities:

1.
Held for the person’s benefit, regardless of how registered (in person’s own name; held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements; held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan);

2.
Held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

3.	Held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale or voting of such securities;

4.	Held by the person as trustee when the person or members of the person’s family have a beneficial interest in the trust;

5.	Held by a general partnership, limited partnership, and limited liability company in which the person is a general partner;

6.	Owned by a corporation which is directly or indirectly controlled by, or under common control with, such person; and

7.	Held by another person, if by reason of any agreement, relationship or other arrangement, you obtain benefits substantially equivalent to those of ownership.

D.	Exempted Transactions

The prohibitions set forth in this Code shall not apply to:

1.	Purchases or sales effected in any security or account over which an Access Person has no direct or indirect influence or control;

2.
Purchases or sales of securities which are not eligible for purchase or sale by a Fund or Client, except that this code does apply to purchases or sales of securities which are derivatives of securities that are eligible for purchase or sale by a Fund;

3.
Purchases or sales of securities which are issued by the Government of the United States, corporate, municipal or agency debt securities, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies for which CICC is not the investment advisor;

4.	Purchases which are part of an automatic dividend reinvestment plan; and

5.
Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

When an Access Person intends to effect a security transaction not clearly beyond the bounds of conflict of interest, as outlined above, clearance must be obtained from the Chief Compliance Officer, or other authorized person, before the transaction is made.  If you have questions, please don’t hesitate to ask for further information.

E.	Reporting Requirement

1.	Initial Holdings Report

Access Persons must provide the Chief Compliance Officer with a list of securities owned and brokerage accounts held, for which the Access Person has beneficial ownership, within 10 days of employment by CICC (an “Initial Holdings Report”).  This Initial Holdings Report must be updated with an Annual Holdings Report within 30 days of each calendar year-end.  The initial holdings report must be current as of no more than 45 days before the date when the person became an access person.  The same rule applies to annual holdings reports — the date of the annual holdings report cannot be more than 45 days prior to the date the annual holdings report is due.

A copy of the most recent account brokerage statement can be substituted for a separate initial or annual holdings report, so long as the date of the statement is less than 45 days prior to the date the initial or annual holdings report is due.  For the “Chase Accounts,” the Portfolio Appraisal Report run from AXYS for that period may be used in lieu of the separate holdings report or brokerage statement. Each holdings report must contain, at a minimum: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and the date the access person submits the report. Brokerage statements must be compiled and given to employees to sign off attesting that these are the complete holdings.

2.	Pre-clearance Report

Access Persons must obtain pre-clearance for security transactions in any security in which the Access Person has or acquires a direct or indirect beneficial ownership.  The report must indicate: the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), number of units, name of security, date of trade, broker, name of holder.

A pre-clearance expires the same business day and must be submitted in writing for approval to the Chief Compliance Officer, or in her absence, the President or a senior portfolio manager, for approval.  The Chief Compliance Officer’s pre-clearance requests must be approved by the President or a senior portfolio manager.  Approval shall be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions in this Code.  If the order for the securities transaction is not placed or executed prior to the expiration time, a new pre-clearance authorization must be obtained before the transaction is placed.

The Chief Compliance Officer reconciles pre-cleared trades with trade confirmations and monthly or quarterly brokerage statements.

Additional procedures are available as part of the Brokerage and Trading policy for handling trades in the “Chase Accounts”.

3.	Quarterly Transaction Reporting

a.	Each Access Person shall file a report with the Chief Compliance Officer, within 20 days of the end of each calendar quarter.

b.
Access Persons shall report to the Chief Compliance Officer every transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases or sales effected in any account over which such Access Person has no direct or indirect control.  For purposes of this report a security will include transactions in mutual funds advised or sub-advised by the Adviser.  Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the access person submits the report.  A copy of the transaction confirmation which duplicates the above information may be attached to the Quarterly Transaction Report in lieu of listing the transactions.  For the “Chase Accounts,” the Purchase and Sale Report run from AXYS for that period may be used in lieu of listing the transactions.

c.
Every Access Person shall direct his or her brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of all personal securities transactions and copies of periodic statements for all securities accounts in which such Access Person has a beneficial ownership interest.  Personal securities transactions and holdings reports will be reviewed periodically by the Chief Compliance Officer.

d.
All transactions during a calendar quarter to be reported should be listed on the Quarterly Transaction Report provided by the Adviser and reported no later than twenty (20) days after the end of each quarter.  Copies of confirmation statements may be attached to an Access Person’s signed report in lieu of listing of the transactions.

e.
In addition, Access Persons must disclose the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the account was established and (ii) the date the account was established.

f.
Information supplied on the Quarterly Transaction Reports is available for inspection by the SEC at any time during the five year period following the end of the fiscal year in which each report is made.

V.	Pay-to-Play Policy

A.	Summary

On July 1, 2010, the SEC adopted Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940 which aims to deter investment advisers from engaging in “pay-to-play” activities.  Pay-to-play is a practice of making direct or indirect payments to politicians in order to influence the award of government investment business.  The Rule went into effect on September 13, 2010.

This new rule places limitations on advisers regarding the receipt of advisory services compensation from state or local government clients as a result of political contributions made by the adviser or its associates.  It also prohibits advisers from paying a third party to solicit state and local government clients on behalf of the adviser.

B.	Direct Political Contributions

The rule prohibits an investment adviser from providing advisory services for compensation to a government entity client for two years after the adviser or associated persons make a contribution to certain elected officials or candidates.  For the purposes of this ruling, the SEC provided the following definitions.

Official:  Any incumbent, candidate or successful candidate who at the time of the contribution is in a position to influence the hiring of the adviser or in any way effect the outcome of the hiring process.

Government entity:  Any state or political subdivision of a state, its agencies and instrumentalities.

Covered associate:  A general partner, executive officer (or person of similar status), internal solicitor, and a solicitor’s supervisor.  Any employee who communicates with a government entity for the purposes of obtaining or retaining an investment advisory relationship with the entity.

Contribution:  Anything of value given for the purpose of influencing an election, or repayment of debt incurred in connection with an election.

De minimis exception:  The rule includes a de minimis exception which permits covered associates to contribute up to $350 to an official per election if the covered associate was entitled to vote for the official at the time of the election, and up to $150 to an official per election if the associate was not entitled to vote for the official at the time of the contribution. Primary and general elections count as separate events.

C.	Indirect Political Contributions

The rule prohibits advisers and covered associates from engaging in indirect actions that would otherwise be prohibited if done directly.  These activities include, but are not limited to: Soliciting another individual (such as a family member) to make a contribution; soliciting or coordinating payment to a PAC or political party; and, coordinating or sponsoring contributions to a government official (such as sponsoring a fundraising event).

D.	Solicitation Services

The rule prohibits advisers and covered associates from paying a third party to solicit state and local government clients on the adviser’s behalf, unless the third party is a regulated person.  Rule 206(4)-7 defines a regulated person as being a FINRA registered broker dealer or a SEC registered investment adviser with no impermissible contributions within the previous two years.

E.	Look-Back Provision

The Rule includes a “look-back’ provision for newly covered association.  This provision attributes to the adviser contributions made by a person before becoming a covered associate of the adviser.  The “look-back” period generally covers a two year period; however, the Rule shortens the period to six months for any person who becomes a covered associate but does not then solicit clients on behalf of the adviser.

F.	Reporting & Oversight

1.
All CICC employees, including interns, temps, or contract employees, must obtain pre-clearance from the CCO for political contributions to any federal, state or local political incumbent or candidate.   The report must indicate the name of the candidate, current political position, political position sought, date of contribution and amount of contribution.

2.
All employees, including interns, temps, or contract employees, must file a report with the Chief Compliance Officer within 20 days of calendar quarter end stating that the provisions of this policy were followed.

3.
All new employees, including interns, temps, or contract employees, must provide to the CCO a list of state and/or local political contributions made during the previous 2 years.  This list must be provided within 10 days of employment with CICC.

4.
The Chief Compliance Officer will be responsible for monitoring the firm’s pay-to-play review procedures and recordkeeping requirements.  The CCO will i) ensure that internal procedures are current within the SEC interpretive guidelines, ii) maintain current policies and disclosures regarding pay-to-play practices, iii) review employee political contribution clearance requests, and iv) request quarterly certifications regarding employee political contributions.  Additional administrative recordkeeping functions include: i) employees will notify CCO of any political contribution activity that appears in CICC books and/or records, and ii) a member of the administration staff will monitor the corporate charitable contributions log routinely for political contribution activity and alert CCO if any activity is discovered.

VI.	Conflicts of Interest Involving Outside Business Activities

The requirement to act as a fiduciary requires that each employee avoid situations which may result in the creation of conflicts of interest or which might provide incentives for the employee, knowingly or unknowingly, to place his/her own interests before the interests of the firm or its clients.  Therefore, it is firm policy that no employee may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship with the firm, unless he or she has provided prompt written notice to the firm and received authorization from the Chief Compliance Officer (or the President in the case of the Chief Compliance Officer seeking permission).  Exempted from this requirement are private securities transactions for which the employee has provided written notice to the firm and received authorization.

VII.	Identifying and Reporting the Identity of Affiliated and Related Persons

An advisory affiliate is an entity or natural person that is controlled by or controls the registered investment adviser.  A related person includes all advisory affiliates and other entities that are under common control (i.e. ownership) with the registered investment adviser.  Should an employee become aware of a situation whereby the employee is in control of another organization or group of employees through an approved private securities transaction or approved outside business activity, the employee should immediately notify the Chief Compliance Officer.

VIII.	Review and Escalation of Potential Conflicts of Interest

Because conflicts of interest can occur in a multitude of different situations, it is not possible to identify each particular scenario that might result in a conflict; nor to establish a complete set of guidelines for behavior.  Employees must exercise their judgment as to matters that may create conflicts.  Employees are urged to liberally construe potential conflict situations and disclose those situations to the Chief Compliance Officer.  The Chief Compliance Officer is encouraged to escalate the review of potential conflicts of interest to the Executive Committee if required.

IX.	Sanctions

No Code of Ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to Clients, the Funds and shareholders.  Nevertheless, this Code of Ethics sets forth the policy regarding conduct in those situations in which conflicts of interest are most likely to develop.  Violations of this Code by other employees must be immediately reported to the CCO.

Violations of the Code will result in sanctions appropriate under the circumstances.  Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code.  In addition, if the violator is an employee, conduct inconsistent with this Code may result in a letter of censure, monetary penalty, or suspension or termination of the employment of the violator.  A record of violations of the Code of Ethics and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

Each year the Chief Compliance Officer shall provide to the Board of Trustees of the Funds a written report that describes any material violation of this Code and sanctions imposed.  The report shall also certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.  Each Supervised Person must certify that they have received, understood and complied with the Code of Ethics.

X.	Definitions

Access Person.  As used in this code, the term “Access Person” shall mean any trustee, officer or employee who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for a fund or client; someone whose functions or duties relate to the making of any recommendation to a fund or client regarding the purchase or sale of securities; and any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage.  As it applies in Chase Investment Counsel Corporation’s Code of Ethics, all employees, including interns, temps, or contract employees, are considered Access Persons.

Purchase or Sale of a Security.  As used in this Code, “purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

Security.  As used in the Code, the term “security” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States, bankers’ acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (with the exception of fund shares managed by the Adviser).

Supervised Persons.  As used in this Code, the term “supervised persons” includes directors, officers, and partners of the adviser, if any, employees of the adviser (including interns, temps, or contract employees), solicitors for the adviser, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

July 6, 2015